Exhibit 99.1

Viveve Reports Third Quarter 2022 Financial Results and Provides Corporate Update

Total revenue of $1.7 million in Q3 including sale of 3,100 disposable treatment tips

PURSUIT clinical trial completion expected by year-end

Conference call to be hosted by Company at 5:00 PM ET today

ENGLEWOOD, CO – November 10, 2022 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's health and the treatment of female stress urinary incontinence (SUI), today reported financial results for the quarter ended September 30, 2022, and will provide a corporate update on its scheduled conference call at 5:00 PM ET today.

"During the third quarter of 2022, we continued to make great progress in the final phase of our pivotal U.S. PURSUIT clinical trial for the treatment of female stress urinary incontinence. We remain on track to complete patient follow-up visits by the end of the year with topline results expected shortly thereafter," said Scott Durbin, Viveve's chief executive officer. "We are also pleased with our commercial results during the third quarter as we continue our ongoing efforts to increase adoption and utilization of the Viveve® System by core medical specialists in urology, urogynecology, and gynecology in the U.S. and Asia Pacific regions."

Third Quarter and Recent Business Highlights

●	Reported total revenue of $1.7 million for the third quarter 2022, increasing the installed base of Viveve® Systems to 915 worldwide;
●	Sold approximately 3,100 single-use disposable treatment tips worldwide;
●	Advanced 12-month follow-up visits in pivotal U.S. PURSUIT clinical trial for SUI targeting completion of final follow visits by the end of 2022 and reporting of topline data thereafter; and
●	Expanded the Company's intellectual property estate with the reported Notice of Allowance for a second SUI Method Patent from the U.S. Patent and Trademark Office.

Q3 2022 Financial Results

Revenue for the quarter ended September 30, 2022, totaled $1.7 million from the sale of 11 Viveve Systems and approximately 3,100 disposable treatment tips, compared to revenue of $1.6 million for the same period in 2021. As of September 30, 2022, the Company had an installed base of 915 Viveve Systems worldwide, 479 in the U.S. and 436 internationally.

Gross profit for the third quarter of 2022 was $0.5 million, or 32% of revenue, compared to gross profit of $0.1 million, or 7% of revenue, for the same period in 2021.

Total operating expenses for the third quarter of 2022 were $5.2 million, compared to $5.6 million for the same period in 2021. The decrease is primarily due to reduced clinical study costs in the period as we advanced our fully enrolled PURSUIT clinical trial. Operating expense reductions were partially offset by costs associated with increased engineering and development work related to our next generation products and strategic planning efforts in anticipation of the PURSUIT clinical trial completion.

Net loss attributable to common stockholders for the third quarter of 2022 was $6.3 million, or ($0.59) per share based on 10,655,410 weighted average shares outstanding during the period, compared to a net loss attributable to common stockholders of $7.0 million, or ($0.67) per share, for the same period in 2021 based on 10,591,834 weighted average shares outstanding during the period.

Cash and cash equivalents were $5.9 million as of September 30, 2022, compared to $19.2 million as of December 31, 2021.

Conference Call Information

The Company will host a conference call and webcast at 5:00 PM ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://event.choruscall.com/mediaframe/webcast.html?webcastid=N8zzMVtv. Participants may also register for the conference call at https://dpregister.com/sreg/10172049/f4c100901f.

A webcast recording will be posted on the Company's investor relations website following the call at ir.viveve.com and available online for 90 days.

About Viveve

Viveve Medical, Inc. (Viveve), is a women's health company focused on the treatment of female SUI. Based in Englewood, Colorado, the Company is conducting a pivotal U.S. clinical trial called PURSUIT, using its novel, dual-energy treatment for SUI in women. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly provide an endovaginal treatment that is non-ablative. In the U.S., the Viveve System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function and/or urinary incontinence. Viveve's current commercial and market development efforts focus on the U.S. and Asia Pacific regions targeting urogynecology, urology, and gynecology core specialties.

Viveve received FDA approval of its Investigational Device Exemption (IDE) application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020, and FDA approval of its requested IDE protocol amendments in December 2020. The clinical trial was initiated in January 2021, and completion of subject enrollment was announced on December 14, 2021. Completion of subject follow-up visits is anticipated by the end of 2022, and topline results will be reported shortly thereafter. If positive, results from the PURSUIT clinical trial may support a new SUI indication in the U.S.

For more information visit www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, implied and express statements regarding Viveve Medical, Inc.'s plans, timelines, or presumptions of results for the PURSUIT trial. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the timing, progress and results of our clinical trials, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:
Amato and Partners, LLC
Investor Relations Counsel

admin@amatoandpartners.com

Media contact:
Bill Berry
Berry & Company Public Relations
(212) 253-8881

bberry@berrypr.com

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$5,907	$19,162
Accounts receivable, net	860	549
Inventory	1,615	1,472
Prepaid expenses and other current assets	1,222	1,055
Total current assets	9,604	22,238
Property and equipment, net	1,009	1,554
Investment in unconsolidated limited liability company	-	577
Other assets	1,541	1,544
Total assets	$12,154	$25,913
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,108	$1,480
Accrued liabilities	4,101	3,053
Note payable, current portion	5,628	-
Total current liabilities	10,837	4,533
Note payable, noncurrent portion	-	5,124
Other noncurrent liabilities	133	1,190
Total liabilities	10,970	10,847
Stockholders’ equity:
Capital stock and additional paid-in capital	259,698	256,919
Accumulated deficit	(258,514)	(241,853)
Total stockholders’ equity	1,184	15,066
Total liabilities and stockholders’ equity	$12,154	$25,913

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue	$1,684	$1,616	$5,120	$4,720
Cost of revenue	1,138	1,502	3,960	4,059
Gross profit	546	114	1,160	661

Operating expenses:
Research and development	1,800	2,695	5,861	6,804
Selling, general and administrative	3,408	2,911	10,454	9,423
Total operating expenses	5,208	5,606	16,315	16,227
Loss from operations	(4,662)	(5,492)	(15,155)	(15,566)
Gain on forgiveness of Paycheck Protection Program loan	-	-	-	1,358
Modification of warrants	-	-	-	(373)
Interest expense, net	(292)	(255)	(846)	(734)
Other expense, net	(22)	(78)	(83)	(196)
Net loss from consolidated companies	(4,976)	(5,825)	(16,084)	(15,511)
Impairment loss on investment in unconsolidated limited liability company	-	-	(455)	-
Loss from minority interest in unconsolidated limited liability company	-	(33)	(122)	(188)
Comprehensive and net loss	(4,976)	(5,858)	(16,661)	(15,699)
Series B convertible preferred stock dividends	(1,347)	(1,190)	(3,918)	(3,463)
Net loss attributable to common stockholders	$(6,323)	$(7,048)	$(20,579)	$(19,162)

Net loss per share of common stock:
Basic and diluted	$(0.59)	$(0.67)	$(1.93)	$(1.93)

Weighted average shares used in computing net loss per share of common stock:
Basic and diluted	10,665,410	10,591,834	10,642,263	9,916,834